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                                                                  EXHIBIT 10(19)


                                                                  CONFORMED COPY


                                                          INVESTMENT NUMBER 8138



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                              PUT OPTION AGREEMENT



                                     BETWEEN


                           CANARGO ENERGY CORPORATION

                                       AND

                               JKX OIL & GAS PLC.

                                       AND

                        INTERNATIONAL FINANCE CORPORATION








                             DATED DECEMBER 17, 1998


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                              PUT OPTION AGREEMENT



         AGREEMENT dated December 17, 1998, between CanArgo Energy Corporation, a Delaware corporation ("CanArgo"), JKX Oil & Gas plc., a company registered in England ("JKX") and International Finance Corporation, an international organization established by Articles of Agreement among its member countries (hereinafter called "IFC").

         WHEREAS:

         (A) By a convertible loan agreement (the "Convertible Loan Agreement") dated as of even date herewith between IFC and Ninotsminda Oil Company (the "Company"), IFC has agreed to extend to the Company a convertible loan (the "Loan") in the principal amount of six million Dollars ($6,000,000), on the terms and subject to the conditions set forth in the Convertible Loan Agreement.

         (B) By virtue of Section 6.01 (d) of the Convertible Loan Agreement, it is a condition of the initial disbursement of the Loan that CanArgo and JKX enter into a Put Option Agreement with IFC pursuant to which IFC shall have the right following conversion of the Loan, to put any of its shares in the Company to CanArgo and JKX, on several basis as more fully set forth below.

         NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


         Section 1.01. Wherever used in this Agreement, unless the context otherwise requires or unless otherwise defined herein, terms defined in the Convertible Loan Agreement have the same meanings herein.

         Section 1.02. Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:


"Compounded Dollar Cost"           the aggregate amount of Dollars at any time
                                   or from time to time disbursed by IFC for the purpose of paying for IFC Shares plus the Dollar equivalent value of any


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                                   taxes, fees or other charges in connection
                                   with the purchase or subscription of IFC
                                   Shares, compounded semi-annually at the rate of twelve percent (12%) per annum from the Conversion Settlement Date to the relevant Put Settlement Date (provided that such compounding rate shall, for any period less than six months, be prorated on the basis of a 360-day year and the actual number of days elapsed).

"Compounded Dollar
 Dividends"                        the amount of Dollars (if any) at any time or
                                   from time to time received by IFC in
                                   immediately available funds in New York City, New York, United States of America, as the proceeds of conversion of cash dividends paid on or with respect to the IFC Shares, compounded semi-annually at the rate of twelve percent (12%) per annum from the date or dates of receipt by IFC to the relevant
                                   Put Settlement Date (provided that such
                                   compounding rate shall, for any period less than six months, be prorated on the basis of a 360-day year and the actual number of days elapsed).

"Compounded Dollar Sales
 Proceeds"                         the aggregate of (i) in the case of any sale
                                   of IFC Shares pursuant to this Agreement, the actual amount of Dollars received by IFC in immediately available funds in New York City, New York, United States of America, as the proceeds of such sale; and (ii) in the case of any other sale of IFC Shares, the amount of Dollars that IFC would have received in immediately available funds in New York City, New York, United States of America, as the proceeds of such sale (or the proceeds of conversion into Dollars of the sale proceeds if such other sale was denominated in other currencies), on the same date or dates as Dollars were received under such other sale, if such other sale had instead been made by IFC to CanArgo and JKX pursuant to the provisions of this Agreement, such amounts in each case compounded semi-annually at the rate of twelve percent (12%) per annum from the date or dates of receipt by IFC to the relevant Put Settlement Date (provided that such compounding rate shall, for any period less than six months, be prorated on the basis of a 360-day year and the actual number of days elapsed).

"Net Asset Value"                  the net present value of future Net Cash
                                   Flows to NOC, discounted at the Discount
                                   Rate, of all probable reserves (risked at 50%) and all proven reserves, plus current assets, plus non Exploration and Production
                                   Fixed Assets, less liabilities excluding related party debt (other than amounts paid in accordance with section 7.02(x) and (y) of the Convertible Loan Agreement), the calculation of Net Cash Flows being based on the latest valuation submitted to a recognized securities exchange, or an equivalent independent valuation to be obtained at IFC's option.

"Net Asset Value per Share"        Net Asset Value divided by the sum of the
                                   total number of authorized and outstanding shares of the Company plus all shares the subject of outstanding options or warrants;


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"Net Cash Flow"                    for any period, Operating Cash Flow less
                                   NOC's proportionate share of Project capital development expenses.

"Operating Cash Flow"              means, for any period, the sum of all
                                   proceeds from the sale of NOC's share of oil and gas, less NOC's proportionate share of operating costs, operating overheads, royalties, transportation costs and taxes.

"Option Period"                    the period commencing on the second
                                   anniversary of the Conversion Settlement Date and ending upon the first to occur of: (i) the date on which the Company's shares are accepted for listing on a stock exchange acceptable to IFC (which acceptance shall not be unreasonably withheld) or (ii) December
                                   31, 2007;

"Option Price"                     the greater of (i) (x) the amount (but not
                                   less than zero) obtained by subtracting from the Compounded Dollar Cost the sum of (A) the Compounded Dollar Dividends and (B) the
                                   Compounded Dollar Sales Proceeds, multiplied by (y) the Put Ratio or (ii) the Net Asset
                                   Value per Share multiplied by the number of Option Shares the subject of the Put Notice;

"Option Shares"                    the aggregate of:

                                   (i)      all shares of the Company purchased
                                            by IFC pursuant to the Conversion
                                            Option;

                                   (ii) all shares of the Company subscribed or acquired by IFC pursuant to the exercise of preemptive rights, options or warrants accruing to IFC in relation to any Option Shares;

                                   (iii)    all shares of the Company received
                                            by IFC as a result of stock splits
                                            or stock bonuses or stock dividends
                                            on any Option Shares; and

                                   (iv) all shares (of any company) received by IFC in exchange, replacement or substitution of any Option Shares;

"Pro-Rata Share"                   means a percentage of the Option Price based
                                   on the pro-rata ownership interest in the Company of each of CanArgo Limited, in the case of CanArgo, and JKX Nederlands B.V., in the case of JKX;

"Put Notice"                       the notice given by IFC to CanArgo and JKX
                                   pursuant to Section 2.02, which shall set forth:

                                   (i)      the number of Option Shares which
                                            are the subject of the Put Notice;

                                   (ii)     the Option Price and the basis for
                                            its determination;

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                                   (iii)    the Put Settlement Date, such date
                                            to be not less than thirty (30) days
                                            nor more than sixty (60) days after
                                            the date of the Put Notice; and

                                   (iv)     the Settlement Place;

"Put Option"                       the option, hereby granted, of IFC to sell to
                                   CanArgo and/or JKX on a several basis, at the Option Price all or part of the Option
                                   Shares;

"Put Ratio"                        the ratio obtained by dividing (i) the number
                                   of Option Shares the subject of the Put
                                   Notice, by (ii) the total number of Option
                                   Shares;

"Put Settlement Date"              the date specified in the Put Notice for
                                   making payment for the Option Shares; and

"Settlement Place"                 the place for any payments to be made under
                                   this Agreement, which shall be made for the account of IFC at Northern Trust
                                   International Banking Corporation, New York,
                                   New York (IFC's Account No. 10215220300 CHIPS
                                   ID 142255) or at such other bank and account as IFC shall notify the parties.


                                   ARTICLE II

                                 THE PUT OPTION


         Section 2.01. IFC shall have the option to sell to CanArgo and JKX, on a several basis, any or all of its Option Shares by exercising its Put Option in accordance with Section 2.02 below, and, upon the exercise by IFC of such Put Option, CanArgo and JKX shall be obligated to pay (subject to Section 2.07 hereof) at the Option Price on the Put Settlement Date at the Settlement Place, for all the Option Shares so sold by IFC.

         Section 2.02. The Put Option may be exercised by IFC from time to time during the Option Period (subject to the provision of the preceding Section 2.01) in respect of all or part of the Option Shares, by delivery of a Put Notice within the Option Period.

         Section 2.03. Upon receipt of a Put Notice, CanArgo and JKX shall, on the Put Settlement Date and at the Settlement Place, acquire the Option Shares which are the subject of the Put Notice and (subject to Section 2.07 hereof) pay therefor the Option Price.

         Section 2.04. Payment for the Option Shares referred to in the Put Notice at the Option Price, shall be made in Dollars in New York, New York in immediately available funds, without deduction whatsoever for any fees, taxes, duties or other charges howsoever called, all of which shall be borne by CanArgo and JKX as applicable.


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         Section 2.05. Without prejudice to the remedies available to IFC under this Agreement or otherwise, if CanArgo and JKX shall fail to make payment on or before the Put Settlement Date as specified pursuant to this Agreement, CanArgo and JKX shall pay in Dollars, in respect of such payment due and unpaid, a late payment charge calculated from the Put Settlement Date until all amounts due are paid at the rate of three percent (3%) per annum above the rate which appears on the Dow Jones Markets, Inc. Page in the column headed "USD" as of 11:00 a.m., London time, on the Put Settlement Date for whichever period is closest to the duration of such period; such late payment charge shall accrue from day to day and be prorated on the basis of a 360-day year for the actual number of days in the above mentioned relevant period.

         Section 2.06. Without prejudice to any remedies available to IFC under this Agreement or otherwise, and notwithstanding any other provision of this Agreement, in the event that, after IFC shall have delivered a Put Notice during the Option Period to CanArgo and JKX, CanArgo and JKX shall fail to pay in full, as herein provided, for all of the Option Shares included in such Put Notice, IFC, at its sole discretion, shall be free to sell, transfer or otherwise dispose of any or all of such Option Shares, provided, however, that (a) if IFC shall sell or otherwise dispose of all of such Option Shares, CanArgo and JKX shall remain severally obligated to pay to IFC, as an indemnity, the difference between the Option Price, plus any late payment charge due pursuant to Section 2.05, minus an amount equal to the proceeds, if any, from such sale, transfer or disposition by IFC, and (b) if IFC shall sell only a portion of such Option Shares, CanArgo and/or JKX shall remain severally obligated to pay to IFC for the Option Shares included in the Put Notice but which were not sold or otherwise disposed of by IFC and, in addition, CanArgo and JKX shall remain severally obligated to pay to IFC, as an indemnity, the difference between the Option Price, plus any late payment charge due pursuant to Section 2.05, minus an amount equal to the proceeds, if any, from the sale, transfer or disposition by IFC.

         Section 2.07. Notwithstanding any other provision of this Agreement to the contrary, the obligations of CanArgo and JKX to purchase the Option Shares from IFC and to pay to IFC the Option Price therefor (or to indemnify IFC under Section 2.06 in respect of any deficiency between the Option Price and amounts received by IFC following any sale, transfer or disposition in accordance with said Section 2.06) shall be several and not joint, and shall be further limited up to the Pro-Rata Share of each of CanArgo and JKX.


                                   ARTICLE III

                              SALE TO THIRD PARTIES


         Section 3.01. Notwithstanding the provisions of Article II hereof, but subject to Section 3.02 below, nothing in this Agreement shall be deemed to restrict or otherwise affect IFC's right to sell, transfer, assign or otherwise dispose of all or any portion of the Option Shares in its sole discretion.

         Section 3.02. If at any time IFC receives from any person or persons an offer to purchase all or any portion of the Option Shares, and if such offer is acceptable to IFC, then IFC shall notify CanArgo and JKX of the terms thereof and each of CanArgo and JKX may (no later than 30 days after receipt of IFC's notice) give IFC an


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irrevocable notice of its election to purchase, on identical terms and conditions, all or such portion of the Option Shares as IFC may wish to sell.

         Section 3.03. If at any time CanArgo decides to sell all or a percentage of the shares of the Company held by it (the "CanArgo Shares"), it shall, if IFC so requests, only sell all or some of the CanArgo Shares if the sale also comprises all or the same percentage of IFC's Option Shares, if necessary by reducing the number of CanArgo Shares to be able to sell the required number of Option Shares. CanArgo shall notify IFC of the terms and conditions on which it has decided to sell CanArgo Shares, and IFC shall have sixty (60) days to decide whether it wants to sell any or all of its Option Shares as herein provided.


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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


         Section 4.01. Each of CanArgo and JKX hereby separately represents and warrants as to itself only:

         (a) that it has the full power, authority and legal right to incur the obligations provided for in this Agreement, to execute and deliver this Agreement, and to perform and observe the terms and provisions hereof;

         (b) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof;

         (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part;

         (d) the execution, delivery and performance of this Agreement does not violate or exceed its powers or contravene (i) any provision of any applicable law, regulation, decree or order to which it is subject, (ii) any provision of its charter documents, or (iii) any provision of any mortgage, deed, contract, agreement or other instrument to which it is a party, or which is binding upon it or any of its assets; and

         (e) all authorizations, consents, approvals and licenses required for the execution, delivery and performance of this Agreement have been duly obtained or granted and are in full force and effect.


                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS


         Section 5.01. IFC shall, on the Put Settlement Date or as soon as practicable thereafter but only after receipt of the Option Price, transfer to CanArgo and JKX as applicable, the certificates representing the Option Shares, free and clear of liens, charges and encumbrances, together with such instruments of transfer, if any, as shall be required by applicable law to effect the transfer.

         Section 5.02. CanArgo and JKX shall pay all taxes (including stamp taxes), duties, fees, funds, or other charges levied or imposed by any jurisdiction as may be payable on or in connection with, the execution, issue, delivery, registration, or notarization of this Agreement, and the sale, transfer or delivery of the Options Shares and any documents related thereto, and shall reimburse IFC for any such taxes, duties, fees, funds, or other charges paid by IFC thereon.


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         Section 5.03. CanArgo and/or JKX shall pay to IFC, or as IFC may direct, the fees and expenses of IFC's counsel incurred in connection with the exercise by IFC of its rights under the Put Option.

         Section 5.04. CanArgo and JKX, in their capacity as the sole owners of the Immediate Shareholders of the Company, undertake to take such action as is necessary so as to prevent any amendment of the charter documents of the Company otherwise than in accordance with the provisions of the Convertible Loan Agreement and the taking of any action by the Company the effect of which would be to restrict or prevent the sale, transfer or disposition of any Option Shares pursuant to this Agreement.

         Section 5.05. Any notice or request required or permitted to be given or made hereunder shall be in writing. Such notice or request shall be deemed to have been duly given or made when it shall be delivered by hand, airmail, facsimile or telex to the party to which it is required or permitted to be given or made at such party's address specified below, or such other address as such party shall have designated by notice to the party giving such notice or making such request. Any communication to be delivered to any party under this Agreement which is sent by cable, facsimile or telex will constitute written legal evidence between the parties.


         For CanArgo:

                  CanArgo Energy Corporation
                  P.O. Box 291
                  Commerce House, Les Banques
                  St. Peter Port, Guernsey, GY1 3RR
                  British Isles

                  Attention:   Chairman

                  Facsimile:   44-1481-729-982


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         With a copy sent to:

                  CanArgo Energy Corporation
                  Suite 1580, 727 - 7th Avenue S.W.
                  Calgary, Alberta, Canada
                  T2P  0Z5

                  Attention:   President

                  Facsimile:   (403) 777-1578

         For JKX:

                  JKX Oil and Gas plc
                  6 Cavendish Square, London
                  W1M  9HA, England
                  United Kingdom

                  Attention:   Chief Executive Officer

                  Facsimile:   44-171-323-5258

         With a copy sent to:

                  JKX Oil and Gas plc
                  JKX House, Eastgate Court
                  High Street, Guildford
                  Surrey GU1 3DF
                  England, United Kingdom

                  Attention:   Secretary

                  Facsimile:   44-1483-242 479

         For IFC:

                  International Finance Corporation
                  2121 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20433
                  United States of America

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                  Facsimile:   202-974-4322


         Section 5.06. Successors. This Agreement shall bind and inure to the benefit of the respective successors of the parties hereto. Neither CanArgo nor JKX shall assign, delegate or transfer any of their obligations hereunder without the prior written consent of IFC. Any purported assignment in violation of this Section shall be void.

         Section 5.07. Jurisdiction and Enforcement. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

         (b) Each of CanArgo and JKX irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which they are party may be brought by IFC in the courts of the State of New York or of the United States of America located in the Southern District of New York. Final judgment against CanArgo and JKX in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

         (c) By the execution and delivery of this Agreement, CanArgo and JKX irrevocably submit to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding and designate, appoint and empower Corporation Services Company, Two World Trade Center, New York, NY as their authorized agent to receive for and on their behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York.

         (d) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue CanArgo and JKX in any other jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon CanArgo and JKX in any manner authorized by the laws of any such jurisdiction.

         (e) As long as this Agreement remains in force, each of CanArgo and JKX shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding IFC may bring in respect of this Agreement or any other Transaction Document to which they are party. CanArgo and JKX shall keep IFC advised of the identity and location of their respective agent.

         (f) Each of CanArgo and JKX also irrevocably consent, if for any reason their authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to CanArgo's and JKX's address specified in Section 5.05. In such a case, IFC shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to CanArgo and JKX.


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         (g) Service in the manner provided in subsection (f) above in any such action, suit or proceeding will be deemed personal service, will be accepted by CanArgo and JKX as such and will be valid and binding upon CanArgo and JKX for all purposes of any such action, suit or proceeding.

         (h) Each of CanArgo and JKX irrevocably waives to the fullest extent permitted by applicable law:

                  (i) any objection which they may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in this Section;

                  (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; and

                  (iii) their right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America.

         (i) To the extent that either CanArgo or JKX may be entitled in any jurisdiction to claim for themselves or their assets immunity in respect of their obligations under this Agreement or any other Transaction Document to which they are party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, each of CanArgo and JKX irrevocably agrees not to claim and irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

         (j) Each of CanArgo and JKX hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any other Transaction Document to which they are party, brought against IFC in any court of the United States of America. CanArgo and JKX hereby waive any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which they are party or the transactions contemplated by this Agreement or such Transaction Documents, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

         (k) To the extent that CanArgo and JKX may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) above or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which they are party, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of CanArgo and JKX (cautio judicatum solvi), or to post a bond or to take similar action, CanArgo and JKX hereby irrevocably waive such benefit, in each case to the fullest extent now or in the future permitted under the laws of the jurisdiction in which such court is located.

         Section 5.08. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of CanArgo and JKX, which translation shall be the governing version between CanArgo, JKX and IFC.


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         Section 5.09. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed as of the date first above written.


                           CANARGO ENERGY CORPORATION



                           By:  /s/  Michael Binnion
                                    Authorized Representative




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                           JKX OIL & GAS  PLC.



                           By:  /s/  Bruce Burrows
                                    Authorized Representative



                           INTERNATIONAL FINANCE CORPORATION



                           By:  /s/  Maria da Graca Domingues
                                    Authorized Representative